Exhibit 99.2

745 Seventh Avenue
New York, NY 10019
United States

September 10, 2019

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated July 12, 2019, to the Board of Directors of Milacron Holdings Corp. (the “Company”), as an Annex to the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Hillenbrand, Inc. (“Hillenbrand”), as filed by Hillenbrand on September 10, 2019 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Hillenbrand and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of Milacron’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Milacron Board of Directors’ Recommendation and Reasons for the Merger,” “The Merger—Opinion of Milacron’s Financial Advisor,” “The Merger—Certain Unaudited Prospective Financial Information”, “Appendix A—Agreement and Plan of Merger” and “Appendix B—Opinion of Barclays Capital Inc.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,
BARCLAYS CAPITAL INC.

By:	/s/ Barclays Capital Inc.
Name:	Mark Hudson
Title:	Managing Director